Exhibit 10.17

English Summary of a lease agreement dated December 2, 1984, by and between Africa-Israel Holdings Ltd. and RAD Chemicals Ltd., as amended by a supplement to the lease agreement dated October 7, 1999, by and between Africa-Israel Holdings Ltd., RAD Chemicals Ltd. and Kamada Ltd., as further amended by supplements to the lease agreement dated November 27, 2005; December 6, 2005; June 27, 2006; September 29, 2009; May 30, 2011; and August 13, 2012, by and between Africa-Israel Holdings Ltd. and Kamada Ltd.

On December 2, 1984, Africa-Israel Holdings Ltd. (the “Landlord”) and RAD Chemicals Ltd. (“RAD”) entered into a lease agreement for the lease of certain premises in Kiryat Weizmann Science Park, Israel (the “Original Agreement”). On September 8, 1998, the Landlord, RAD and Kamada Ltd. (the “Tenant”) entered into a supplement to the Original Agreement under which RAD assigned its rights under the Original Agreement to the Tenant (the “Initial Supplement”). The Landlord and Tenant (together, the “Parties”) subsequently entered into a number of supplements to the Original Agreement, dated October 7, 1999; November 27, 2005; December 6, 2005; June 27, 2006; September 29, 2009; May 30, 2011; and August 13, 2012 (collectively and together with the Initial Supplement, the “Supplements”). Set forth below is a summary of the Original Agreement, as amended by the Supplements.

Leased Property. The Tenant leases from the Landlord premises (the “Premises”) of approximately 989 square meters in a property in the Kiryat Weizmann Science Park, Ness-Ziona, Israel. In addition, the Tenant leases 32 parking spaces from the Landlord adjacent to the Premises.

Term. The lease is for a period of 24 months, from April 1, 2012 to March 31, 2014.

Lease Fee. The monthly rental fee for the Premises is NIS 56,152, linked to the Israeli consumer price index published on August 15, 2009. The total monthly payment for 7 parking spaces is NIS 1,400, linked to the Israeli consumer price index published on April 15, 2011 (no additional payment is required for the other parking spaces).

Taxes, Utilities and Fees. The Tenant is required to pay all taxes, fees and utility costs associated with the lease of the Land.

Management Services. The Landlord provides management services in respect of the building for a monthly fee of NIS 8.8 per gross meter.

Insurance. The Tenant is required to procure and maintain the following insurances: extended fire damage of up to NIS 2,000,000; third party liability insurance of up to USD 1,000,000; and employer’s liability insurance of up to USD 5,000,000, and a consequential loss insurance.